ARTICLES OF AMENDMENT
                              to the
                    ARTICLES OF INCORPORATION
                                of
                       UNICO, INCORPORATED

     Pursuant to the provisions of the Arizona Code, the undersigned corporation adopts the following Articles of Amendment to its Articles of
Incorporation:

     FIRST:  The name of the corporation is Unico, Incorporated.

     SECOND: Article IV of the Articles of Incorporation is amended in its entirety in the manner prescribed by the Arizona Code so as to read as follows:

              ARTICLE IV.  The authorized capital stock of
              this corporation shall consist of five hundred million (500,000,000) shares of common stock, $0.10 par value, said stock to be paid for at such time and in such manner as the Board of Directors may designate, and twenty million (20,000,000) shares of preferred stock, $0.001 par value, said stock to be issued in such manner and having such preferences, limitations and relative rights as the board of directors may designate, as permitted by the Arizona Code. Such stock shall be issued as fully paid and shall be forever non-assessable. The judgment of the board of directors as to the value of the property taken, or services rendered in exchange for stock, shall be conclusive in the absence of fraud. No stockholder shall have pre-emptive rights as to any stock now or hereinafter authorized to be issued, but the issuance of stock shall be in the sole discretion of the Board of Directors.

     THIRD: The foregoing amendment was adopted by the vote of the shareholders on May 21, 2004.

     FOURTH: The number of shares of the Corporation outstanding at the time of such adoption was 93,462,974; and the number of shares entitled to vote thereon was 93,462,974. The only class of shares outstanding was Common Stock, $.10 par value, which is entitled to one vote per share. The number of shares indisputably represented at the meeting where the vote occurred was 57,708,240.

     FIFTH: The number of shares voted for such amendment was 55,844,878; and the number of shares voted against such amendment was 1,798,287. 65,075 shares abstained. The number of shares voted for the amendment was sufficient for approval of the amendment.

     SIXTH: The foregoing amendment does not effect an exchange, reclassification or cancellation of shares.

     SEVENTH. The amount of stated capital after the amendment is $50,000,000.

     Dated this 1st day of June, 2004

                              UNICO, INCORPORATED


                              By /s/ Ray C. Brown
                                 --------------------------------------
                                 Ray C. Brown, Chairman of the Board of
                                 Directors and Chief Executive Officer


                             and /s/ C. Wayne Hartle
                                 --------------------------------------
                                 C. Wayne Hartle, Secretary


STATE OF UTAH           )
                        : ss.
COUNTY OF SALT LAKE     )

     I, Mary Hart, Notary Public, do hereby certify that on this 1st day of June, 2004 personally appeared before me Ray C. Brown who being by me first duly sworn, declared that he is the Chairman of the Board of Directors and Chief Executive Officer of Unico, Incorporated, that he signed the foregoing document as the Chairman of the Board of Directors and Chief Executive Officer the Corporation, and that the statements therein contained are true.


                                 /s/ Mary Hart
                                 ---------------------------------------
                                 Notary Public
                                 Residing at: Salt Lake City, Utah
                                 My Commission Expires: 3-12-05